UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 24, 2006 - January 23, 2006
(Date of Report - Date of earliest event reported)

KERR-McGEE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16619	73-1612389
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

(405) 270-1313
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 23, 2006, Kerr-McGee Oil & Gas Corporation (“KMOG”), a wholly owned subsidiary of Kerr-McGee Corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Agreement”) with W&T Offshore, Inc. (“W&T”), pursuant to which KMOG agreed to sell substantially all of the Company’s offshore U.S. Gulf of Mexico “shelf” oil and gas leasehold interests and related assets to W&T through the merger of W&T Energy V, LLC, a Delaware limited liability company and wholly owned subsidiary of W&T, with and into Kerr-McGee Oil & Gas (Shelf) LLC (“KMG Sub”), a Delaware limited liability company and wholly owned subsidiary of KMOG. KMG Sub will be the surviving entity in the merger and will become a wholly owned subsidiary of W&T, and KMOG will receive cash base merger consideration of $1,339,400,000.

W&T has paid $25 million to KMOG as a performance deposit to be retained by KMOG unless the Agreement terminates due to a default by KMOG.

The Agreement has an effective date of October 1, 2005. Accordingly, the consideration to be received by KMOG is subject to adjustment based on, among other things, each party’s share of expenses incurred and production proceeds received before or after (as applicable) October 1, 2005. Further adjustments to the merger consideration may be made due to environmental defects, title defects or casualty losses or condemnation proceedings related to the acquired properties if certain deductible amounts are exceeded.

Closing of the transactions is subject to customary closing conditions, including expiration or termination of the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976 and obtaining the necessary consents from the applicable state authorities and the federal Minerals Management Service.

The Agreement will terminate if the closing has not occurred by the earlier of September 30, 2006 and 90 days after the delivery of the notice by KMOG that necessary consents have been obtained. The Agreement is subject to termination by either party if the other party has not performed certain of its obligations under the Agreement if (i) such failure to perform on the part of KMOG would have a material adverse effect on the acquired properties or KMG Sub’s assets and liabilities or financial condition taken as a whole or (ii) such failure to perform by either KMOG or W&T would prevent or materially delay consummation of the transactions.

Generally, KMOG retains liability for, and indemnifies W&T against, claims arising from operations before October 1, 2005. However, W&T will indemnify KMOG against all (i) environmental liabilities (with certain exceptions, including any third party claims for environmental liabilities related to the property made against W&T within six months of the closing of the transactions); (ii) plugging and abandonment liabilities (excepting only fines and penalties, if any); and (iii) gas production imbalances, in each case without regard to whether the liability relates to any period prior to October 1, 2005 or the condition of the property at the closing date.

With certain exceptions, KMOG will not be obligated to indemnify W&T against (i) any individual claims of less than $10,000 or (ii) for aggregate liabilities in excess of 50% of the cash base merger consideration.

In addition, KMOG will repair, or reimburse W&T for the costs of repair of, damages, if any, to the facilities included in the assets caused by Hurricanes Katrina and/or Rita, provided claims are properly supported and asserted within specified periods following the closing date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KERR-MCGEE CORPORATION

	By:	(John M. Rauh)
John M. Rauh
Vice President and Controller

Dated: January 24, 2006